Exhibit 99.1

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES

Item 6.  Selected Financial Data

($ in thousands, except per share amounts)
	Year Ended December 31,
	2005	2004	2003	2002	2001
Revenue (1)	$2,017,041	$2,022,378	$2,268,561	$2,482,440	$2,224,312
Income (loss) from continuing operations before extraordinary expense and cumulative effect of changes in accounting principle (2)	$187,942	$57,064	$71,879	$(313,257)	$5,209
Net income (loss)	$202,375	$72,150	$187,852	$(682,897)	$(89,682)
Basic income (loss) per share of common stock from continuing operations before extraordinary expense and cumulative effect of changes in accounting principle (2)	$0.56	$0.19	$0.26	$(1.12)	$(0.03)
Available for common shareholders per basic share	$0.60	$0.24	$0.67	$(2.43)	$(0.38)
Available for common shareholders per diluted share	$0.60	$0.23	$0.64	$(2.43)	$(0.38)
Cash dividends declared (and paid) per common share	$1.00	$2.50	$-	$-	$-

	As of December 31,
	2005	2004	2003	2002	2001
Total assets	$6,432,735	$6,679,899	$7,457,939	$8,153,078	$10,561,081
Long-term debt	$3,995,130	$4,262,658	$4,179,590	$4,816,163	$4,672,485
Equity units (3)	$-	$-	$460,000	$460,000	$460,000
Company Obligated Mandatorily Redeemable Convertible Preferred Securities (4)	$-	$-	$201,250	$201,250	$201,250
Shareholders’ equity	$1,041,809	$1,362,240	$1,415,183	$1,172,139	$1,946,142

____________________

(1)	Represents revenue from continuing operations. Revenue from acquisitions contributed $569.8 million for the year ended December 31, 2001.
(2)
Extraordinary expense represents an extraordinary after tax expense of $43.6 million related to the discontinuance of the application of Statement of Financial Accounting Standards No. 71 to our local exchange telephone operations in 2001. The cumulative effect of changes in accounting principles represents the $65.8 million after tax non-cash gain resulting from the adoption of Statement of Financial Accounting Standards No. 143 in 2003.

(3)	On August 17, 2004, we issued common stock to equity unit holders in settlement of the equity purchase contract.
(4)	The consolidation of this item changed effective January 1, 2004 as a result of the adoption of FIN 46R, “Consolidation of Variable Interest Entities.” See Note 15 for a complete discussion.

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